Marsh McLennan
1166 Avenue of the Americas
New York, New York, 10036-2774
T +212 345 5000 www.marshmclennan.com

News release

Media Contact: Erick Gustafson Marsh McLennan +1 202 263 7788 erick.gustafson@mmc.com	Investor Contact: Sarah DeWitt Marsh McLennan +1 212 345 6750 sarah.dewitt@mmc.com

Marsh McLennan appoints Judith Hartmann and Ray G. Young to its Board of Directors

NEW YORK, March 29, 2023 — The Board of Directors of Marsh McLennan (NYSE: MMC), the world’s leading professional services firm in the areas of risk, strategy and people, appointed Judith Hartmann, age 53, and Ray G. Young, age 61, as directors effective immediately. With these appointments, the Company’s Board will consist of 15 directors.

“We are committed to best practices in corporate governance, including effective succession planning and Board refreshment,” said H. Edward Hanway, Chairman of the Company’s Board of Directors. “Judith and Ray bring deep and diverse financial, international operations and governance experience to our Board. We look forward to working alongside them.”

“I am delighted to welcome Judith and Ray to the Board,” said John Doyle, President and CEO, Marsh McLennan. “Both bring tremendous capabilities and leadership experience, and we will benefit from their input and insights.”

Ms. Hartmann was Deputy CEO and Chief Financial Officer of ENGIE, an international energy services company, from 2015 to 2022. Prior to joining ENGIE, she served as Chief Financial Officer and member of the Executive Board of international media and services corporation Bertelsmann from 2012 to 2015, and held a number of financial and operational roles at General Electric in the US, Latin America and Europe from 2000 to 2012. She currently serves on the Board of Directors of Unilever and has previously served on the boards of Suez, RTL Group, Penguin Random House and Gruner + Jahr.

Mr. Young was Vice Chairman of Archer-Daniels-Midland Company (ADM), a premier global agricultural processing and nutrition company, until his retirement at the end of

2022. Previously, he served as ADM’s Chief Financial Officer from 2010 to April 2022. Prior to joining ADM, he lived and worked on four continents, serving in various senior executive roles at General Motors Company from 1986 to 2010, including as President of the Mercosur region of South America, Chief Financial Officer and Vice President of International Operations, based in China. He serves on the boards of the International Paper Company, Hormel Foods Corporation and the American Cancer Society Illinois Division.

About Marsh McLennan
Marsh McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The Company’s more than 85,000 colleagues advise clients in 130 countries. With annual revenue of over $20 billion, Marsh McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading businesses.Marsh provides data driven risk advisory services and insurance solutions to commercial and consumer clients.Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations redefine the world of work, reshape retirement and investment outcomes, and unlock health and wellbeing for a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit marshmclennan.com and follow us on
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